http://www.sos.state.co.us/
Deliver paper documents to:
Colorado Secretary of State
Business Division
1560 Broadway, Suite 200
Denver, CO 80202-5169
Paper documents must be typed
or machine printed.

Amended and Restated Articles of Incorporation
filed pursuant to Section 7-90-301 and Section 7-110-107 and Section 7-90-304.5 of the Colorado Revised Statutes (C.R.S.)

ID Number	19871729235

1. Entity Name:	Great Expectations and Associates, Inc. (if changing name of the corporation, indicate name BEFORE the name change.)

2. New Entity Name: (if applicable)	Advaxis, Inc.

3. Use of Restricted Words (if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, make the applicable selection:	[ ] “bank” or “trust” or any derivative thereof [ ] “credit union” [ ] “savings and loan” [ ] “insurance”, “casualty”, “mutual”, or “surety”

4. If corporation’s period as amended is less than perpetual, state the date on which the period of duration expires:

OR

If the corporation’s period of duration as amended is perpetual, mark this box: [X]
___________________________ (mm/dd/yyyy)

5. The amended and restated constituent filed document is attached.

6. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

7. (Optional) Delayed effective date:	___________________________ (mm/dd/yyyy)

1

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgement of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the cact and deed of the person on whose behalf the individual is causing the document to be delivered for filing, takin in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:
Derbin J. Todd
(Last) (First) (Middle)

212 Carnegie Center
(Street name and number of Post Office Box information)

Suite 206

Princeton NJ 08540
(City) (State) (Postal/Zip Code)

_______________________________________
(Province)

______________________________________
(Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box [___] and include an attachment stating the name and address of such individuals.)

DISCLAIMER:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy the minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user’s attorney.

Amended and Restated Articles of Incorporation
of
Great Expectations and Associates, Inc.

Filed pursuant to Section 7-90-301, et.seq. and Section 7-110-107 and Section 7-90-304.5
of the Colorado Revised Statutes (C.R.S.)

The undersigned hereby certifies that:

A.   The original name of this corporation is Great Expectations, Inc. and the date of filing the original Articles of Incorporation of this corporation with the Department of State of the State of Colorado was July 5, 1987, as amended by the Articles of Amendment of Articles of Incorporation of this corporation filed on September 22, 1987, as further amended by the Articles of Amendment of the Articles of Incorporation filed on January 3, 1989, as further amended by a Certificate of Assumed or Trade Name filed on December 8, 1992, as further amended by a Certificate of Assumed or Trade Name filed on December 30, 1992, as further amended by a Statement of Change of Registered Office or Registered Agent or both filed on November 18, 1993, as further amended by an Application for Reinstatement filed of June 18, 1998, as further amended by a Statement of Change of Registered Office or Registered Agent or both filed on November 15, 1999; as further amended by a Certificate of Withdrawal of Trade Name filed November 15, 1999, as further amended by a Certificate of Withdrawal of Trade Name filed November 15, 1999, as further amended by Statement of Change of Registered Office or Registered Agent or both filed June 26, 2002, as further amended by Articles of Merger filed April 14, 2003, as further amended by Articles of Amendment filed April 30, 2003, as further amended by Articles of Amendment of the Articles of Incorporation filed August 22, 2003, as further amended by the Statement of Change filed September 1, 2004.

B.   He is the duly elected and acting President of Great Expectations and Associates, Inc., a Colorado corporation.

C.   The Articles of Incorporation of this corporation is hereby further amended and restated in its entirety to read as follows:

I.

FIRST: The name of the corporation is Advaxis, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation is located at 1675 Broadway, Denver, Colorado 80202. The name of its registered agent at that address is The Corporation Company.

THIRD: The principal office address of the Corporation’s principal office is 212 Carnegie Center, Ste 206, Princeton, NJ 08540.

FOURTH: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may be organized under the Colorado Revised Statutes.

FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is (i) five hundred million (500,000,000) shares of Common Stock, each having a par value of $.001 per share (the “ Common Stock”) and (ii) five million (5,000,000) shares of preferred stock, each having a par value of $.001 per share (the “Preferred Stock”). Subject to the provisions of Section 7-106-102 of the Colorado Revised Statutes, the Board of Directors of the Corporation is authorized to issue the shares of Preferred Stock in one or more series and determine the number of shares constituting each such series, the voting powers of shares of each such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as set forth in a resolution or resolutions of the Board of Directors providing for the issue of such stock.

2

SIXTH: The Corporation shall, to the fullest extent permitted by Section 7-109-102 of the Colorado Revised Statutes, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-Law, resolution of stockholders, resolution of directors, agreement, or otherwise, as permitted by said Section, as to action in any capacity in which he or she served at the request of the Corporation.

SEVENTH: The Corporation shall, to the fullest extent permitted by Section 7-108-402 of the Colorado Revised Statutes, as the same may be amended and supplemented, eliminate or limit the personal liability of a director to the Corporation or to its shareholders.

                              EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation in accordance with the terms thereof.

* * * *

D:   This Amended and Restated Articles of Incorporation has been duly approved by the Board of Directors of this Corporation.

E:   This Amended and Restated Articles of Incorporation has been duly adopted in accordance with the provisions of Sections 7-107-104, 7-110-107 and 7-110-103 of the Colorado Revised Statutes by the Board of Directors and the stockholders of the Corporation.

F.    The Amended and Restated Articles of Incorporation was adopted by the shareholders and the number of votes cast for the amendment by each voting group entitled to vote separately on the Amended and Restated Articles of Incorporation was sufficient for approval by that voting group.

3

IN WITNESS WHEREOF, this Amended and Restated Articles of Incorporation has been executed by the Corporation by its President as of this 12th day of November, 2004.

GREAT EXPECTATIONS ASSOCIATES, INC.

By: /s/ J. Todd Derbin
Name: J. Todd Derbin
Title: President

4